Exhibit 15
August 10, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Ford Motor Credit Company LLC Registration Statement dated August 10, 2010
Commissioners:
We are aware that our reports dated May 7, 2010 and August 6, 2010 on our reviews of interim financial information of Ford Motor Credit Company LLC (the “Company”) for the three-month periods ended March 31, 2010 and 2009 and the three-month and six-month periods ended June 30, 2010 and 2009 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, are incorporated by reference in this Registration Statement on Form S-3 dated August 10, 2010.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan